Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Take-Two Interactive Software, Inc.

at

$26.00 Net Per Share in Cash

by

EA08 Acquisition Corp.

a wholly-owned subsidiary of

Electronic Arts Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, APRIL 11 2008, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are an Offer to Purchase dated March 13, 2008 (the “Offer to Purchase”), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by EA08 Acquisition Corp. (“Purchaser”), a Delaware corporation and wholly-owned subsidiary of Electronic Arts Inc. (“Electronic Arts”), to purchase all the issued and outstanding shares of common stock, par value $.01 per share (the “Shares”), of Take-Two Interactive Software, Inc., a Delaware corporation (“Take-Two”), at a price of $26.00 per share net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer.

The purpose of the Offer and the associated second-step merger is for Electronic Arts, through Purchaser, to acquire control of, and ultimately the entire equity interest in, Take-Two. Purchaser has commenced the Offer as the first step in its plan to acquire all the outstanding Shares, pursuant to which, after completion of the Offer, if successful, Electronics Arts and Purchaser currently intend to have Electronics Arts, Purchaser or another direct or indirect wholly-owned subsidiary of Electronics Arts consummate a second-step merger or similar business combination with Take-Two (the “Merger”). Pursuant to the Merger, Electronic Arts would acquire all of the Shares not purchased pursuant to the Offer (subject to limited exceptions as described in the Offer) at the highest price per share paid by Purchaser pursuant to the Offer (without interest and less applicable withholding taxes).

We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1. The offer price is $26.00 per share, net to you in cash (subject to applicable withholding taxes), without interest.

2. Purchaser intends to amend the Offer to reduce the offer price to $25.74 per share, net to the seller in cash (subject to applicable withholding taxes), without interest (which reflects the reduction required if such shares are issued to keep the aggregate amount to be paid by Purchaser in the Offer and the Merger the same as would be paid if such shares were not issued, assuming the capitalization of Take-Two described in “Introduction” to the Offer to Purchase), in the event that the stockholders of Take-Two approve, at Take-Two’s 2008 annual meeting of stockholders to be held on April 10, 2008, amendments to Take-Two’s Incentive Stock Plan to increase the number of shares reserved for issuance under the Plan and to permit the issuance of awards under such plan to consultants. If such an amendment is made, Purchaser will extend the Offer to the extent required by applicable law.

3. The Offer is being made for all issued and outstanding Shares.

4. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Friday, April 11, 2008, unless the Offer is extended.

5. The Offer is conditioned upon (i) there having been validly tendered and not withdrawn before the expiration of the Offer at least the number of Shares, which, together with the Shares then owned by Electronic Arts and its subsidiaries (including Purchaser), represents at least a majority of the total number of Shares outstanding on a fully-diluted basis (taking into account, without limitation, all shares issuable upon the exercise of any options, warrants, convertible securities or rights or pursuant to other contractual obligations) on the date of the purchase of Shares pursuant to the Offer, (ii) Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to the Offer and the Merger, (iii) Take-Two having entered into a merger agreement with Electronic Arts and Purchaser providing for the consummation of the Offer and the Merger on terms satisfactory to Electronic Arts and Purchaser in their reasonable judgment, including representations and warranties that are reasonably satisfactory to Electronic Arts and Purchaser and are not subject to any exceptions that reflect facts, circumstances or conditions that would result in a failure to satisfy any other condition to the Offer and (iv) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or having been terminated prior to the expiration of the Offer. The Offer is also subject to certain other conditions set forth in the Offer to Purchase.

6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter hereof. Your instructions should be forwarded to us with sufficient time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of the Shares (excluding Shares beneficially owned by Electronic Arts and Purchaser). Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If Purchaser becomes aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort Purchaser cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

TAKE-TWO INTERACTIVE SOFTWARE, INC.

at

$26.00 NET PER SHARE

by

EA08 ACQUISITION CORP.

a wholly-owned subsidiary of

ELECTRONIC ARTS INC.

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated March 13, 2008, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by EA08 Acquisition Corp., a wholly-owned subsidiary of Electronic Arts Inc., to purchase all the issued and outstanding shares of common stock, par value $.01 per share (the “Shares”), of Take-Two Interactive Software, Inc.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered: Shares* Certificate Nos. (if available): Account Number: Taxpayer Identification or Social Security Number(s): Dated , 2008	SIGN BELOW: Signature(s) Name(s) Address(es) (Zip Code) Area Code and Telephone Number(s)

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.